Exhibit 99.1

Northrim News
Headquarters: 3111 C Street, Anchorage, AK 99503
For Immediate Release

Date: Contact: Phone:	October 25, 2005 Joe Schierhorn, Chief Financial Officer (907) 261-3308

Northrim BanCorp Reports Earnings Per Share Up 9% for Third Quarter 2005
on Strong Loan and Deposit Growth

ANCHORAGE, AK—October 25, 2005—Northrim BanCorp, Inc. (the “company”) (Nasdaq: NRIM) reported today that net income for the third quarter of 2005 increased 5% to $2.8 million, from $2.7 million for the same period last year. Diluted earnings per share for the third quarter were $0.47, a 9% increase from $0.43 per share in the like period of 2004. For the nine-month period ended September 30, 2005, the company’s net income was $8.1 million, up 3% from $7.8 million for the same period in 2004. Diluted earnings per share for the first nine months of 2005 were $1.30, a 4% increase from $1.25 per share in the like period of 2004.

Total assets at September 30, 2005, were $850 million, up 8% from $786 million a year ago. Total portfolio loans at September 30, 2005, which exclude loans for sale, grew 10% to $711 million, compared to $644 million at September 30, 2004. Commercial loans accounted for a majority of this loan growth, increasing $56 million to $295 million at September 30, 2005, an increase of 24% from $239 million at September 30, 2004. The remainder of the loan growth was split between commercial real estate and construction loans.

Deposits for the nine-month period increased 9% to $746 million, up from $687 million a year ago. The Alaska CD continued to lead deposit growth, increasing 56% over the period ended September 30, 2004. “We are pleased with this quarter’s financial results,” said Marc Langland, President and CEO. “They reflect strength in our core banking services – loans and deposits – as well as good performance from new lines of business and affiliates.”

Net interest income, before the provision for loan losses, increased 9% to $11.1 million for the third quarter of 2005, from $10.2 million for the same quarter last year. Net interest income, as a percentage of average earning assets on a tax equivalent basis (net interest margin), for the third quarter of 2005 equaled 5.68%, down from 5.70% in the third quarter of 2004. The cycle of increasing rates by the Federal Reserve is driving deposit rates up at a greater pace than assets can be adjusted.

At September 30, 2005, the allowance for loan losses was $11.2 million, or 1.58% of portfolio loans and 192% of non-performing loans. A year ago, the allowance for loan losses was $10.7 million, or 1.66% of portfolio loans and 128% of non-performing loans. The provision for loan losses for the quarter ended September 30, 2005, increased 199% to $428,000 from $143,000 in the third quarter a year ago. The provision for loan losses for the third quarter of 2005 covered net loan charge-offs and an increase in classified loans.

Net loan charge-offs for the third quarter of 2005 were $62,000 versus net loan recoveries of $256,000 for the third quarter of 2004. Non-performing assets totaled $5.9 million, or .69% of total assets, at September 30, 2005, down from $8.4 million or 1.06% of total assets at September 30, 2004.

Other operating income increased 69% to $1.5 million in the third quarter of 2005, due primarily to increases in income from purchased receivables and earnings from Northrim’s affiliated mortgage company. Purchased receivables income from Northrim’s Washington-based Northrim Funding Services division, and the Business Manager® and MedCash Manager® services offered in Alaska, increased 389% to $308,000 in the third quarter of 2005, from $63,000 in the third quarter a year ago. Earnings from the mortgage affiliate in the third quarter of 2005 increased to $276,000 from $15,000 a year ago.

Other operating expense was $7.6 million in the third quarter of 2005, an increase of 16% from the $6.5 million expense in the same period in 2004. Salaries and other personnel expense increased 18%, to $4.5 million, from $3.8 million a year ago, with the increase split mainly between increased salary costs and higher medical expenses. Other expense increased 16% to $2.1 million, from $1.8 million in the third quarter of 2004, in part due to higher marketing costs for Northrim Bank’s new High Performance Checking program. “We have been very pleased with the account growth we’ve seen in the early stages of this new program,” said Chris Knudson, COO and Executive Vice President. “Over time, we expect this program to diversify Northrim’s deposit base, increase deposit service charges, reduce our deposit costs, and generate more internal funds to meet our strong loan demand.”

The efficiency ratio was 59.48 % for the third quarter of 2005, an increase from 58.22% for the same period a year ago. In the third quarter of 2005, the company’s return on average assets (ROA) was 1.33%, compared to 1.39% in the same quarter a year ago. Return on average equity was 13.31% in the quarter, compared to 13.44% in 2004.

Tangible book value per share was $13.12 at September 30, 2005, which was an increase over the same period a year ago, when tangible book value per share was $12.23. Shareholders’ equity increased 2% to $83 million, from $81.2 million, and book value per share increased to $14.21 from $13.33 in the same period last year.

In September 2002, the company instituted a stock repurchase program. The company repurchased 236,000 shares of stock in the three-month period ending September 30, 2005 under this program, which leaves 117,213 remaining shares authorized for repurchase under the stock repurchase program.

Northrim BanCorp, Inc. is the parent company of Northrim Bank, a full-service commercial bank that provides a full range of personal and business banking services through locations in Anchorage, Eagle River, Wasilla, and Fairbanks, Alaska, and a factoring division in Washington. The bank differentiates itself with a “Customer First Service” philosophy. Affiliated companies include Elliott Cove Capital Management, LLC; Residential Mortgage; and Northrim Benefits Group, LLC.

www.northrim.com

This release may contain “forward-looking statements” that are subject to risks and uncertainties. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. All statements, other than statements of historical fact, regarding our financial position, business strategy and management’s plans and objectives for future operations are forward-looking statements. When used in this report, the words “anticipate,” “believe,” “estimate,” “expect,” and “intend” and words or phrases of similar meaning, as they relate to Northrim or management, are intended to help identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although we believe that management’s expectations as reflected in forward-looking statements are reasonable, we cannot assure readers that those expectations will prove to be correct. Forward-looking statements are subject to various risks and uncertainties that may cause our actual results to differ materially and adversely from our expectations as indicated in the forward-looking statements. These risks and uncertainties include our ability to maintain or expand our market share or net interest margins, and to implement our marketing and growth strategies. Further, actual results may be affected by our ability to compete on price and other factors with other financial institutions; customer acceptance of new products and services; the regulatory environment in which we operate; and general trends in the local, regional and national banking industry and economy as those factors relate to our cost of funds and return on assets. In addition, there are risks inherent in the banking industry relating to collectibility of loans and changes in interest rates. Many of these risks, as well as other risks that may have a material adverse impact on our operations and business, are identified in our other filings with the SEC and the FDIC. However, you should be aware that these factors are not an exhaustive list, and you should not assume these are the only factors that may cause our actual results to differ from our expectations.

Balance Sheet
(Dollars in thousands, except per share data)
September 30,		December 31,	September 30,	Annual
	2005	2004	2004	% Change

(unaudited)		(unaudited)	(unaudited)	(unaudited)
Assets:
Cash and due from banks	$31,460	$18,936	$26,649	18%
Overnight investments	7,330	12,157	19,573	-63%
Portfolio investments	60,110	61,475	65,138	-8%
Loans for sale	—	—	465	n/a
Portfolio loans	710,944	678,269	644,267	10%
Allowance for loan losses	(11,248)	(10,764)	(10,692)	5%

Net loans	699,696	667,505	634,040	10%
Premises and equipment, net	10,762	10,583	10,742	0%
Purchased receivables	10,532	2,191	2,324	353%
Intangible assets	6,358	6,634	6,726	-5%
Other assets	23,509	21,245	20,822	13%
Total assets	$849,757	$800,726	$786,014	8%

Liabilities and Shareholders’ Equity:
Demand deposits	$180,832	$183,959	$186,577	-3%
Interest-bearing demand	69,465	59,933	61,989	12%
Savings deposits	48,415	47,406	48,557	0%
Alaska CDs	175,110	123,223	112,482	56%
Money market deposits	140,855	142,181	135,763	4%
Time deposits	131,581	142,359	141,721	-7%

Total deposits	746,258	699,061	687,089	9%
Borrowings	7,622	6,478	4,960	54%
Trust preferred securities	8,000	8,000	8,000	0%
Other liabilities	4,879	3,829	4,789	2%

Total liabilities	766,759	717,368	704,838	9%
Shareholders' equity	82,998	83,358	81,176	2%
Total liabilities and equity	$849,757	$800,726	$786,014	8%

Average Quarter Balances — unaudited
Loans	$703,933	$664,978	$626,891	12%
Total earning assets	779,557	740,256	714,075	9%
Total assets	846,092	796,697	769,952	10%
Non-interest bearing deposits	185,291	191,863	192,369	-4%
Interest bearing deposits	555,361	503,697	479,777	16%
Total deposits	740,652	695,560	672,146	10%
Shareholders' equity	84,701	82,693	79,846	6%
Average Year-to-date Balances — unaudited
Loans	$692,980	$628,830	$616,693	12%
Total earning assets	762,437	704,471	692,456	10%
Total assets	823,175	759,259	746,689	10%
Non-interest bearing deposits	179,343	181,731	178,329	1%
Interest bearing deposits	534,566	478,951	470,842	14%
Total deposits	713,909	660,682	649,171	10%
Shareholders' equity	85,078	79,278	78,131	9%

Income Statement
(Dollars in thousands, except per share data)
	Quarter Ended September 30:

	2005	2004	% Change

(unaudited)		(unaudited)	(unaudited)
Interest Income:
Interest and fees on loans	$14,364	$11,437	26%
Interest on portfolio investments	567	603	-6%
Interest on overnight investments	116	79	47%

Total interest income	15,047	12,119	24%
Interest Expense:
Interest expense on deposits	3,711	1,780	108%
Interest expense on borrowings	199	140	42%

Total interest expense	3,910	1,920	104%

Net interest income	11,137	10,199	9%
Provision for loan losses	428	143	199%

Net interest income after provision for loan losses	10,709	10,056	6%
Other Operating Income:
Service charges on deposit accounts	475	439	8%
Earning from mortgage affiliate	276	15	1740%
Purchased receivable income	308	63	389%
Other income	435	368	18%

Total other operating income	1,494	885	69%
Other Operating Expense:
Salaries and other personnel expense	4,489	3,794	18%
Occupancy, net	616	542	14%
Equipment expense	332	325	2%
Intangible asset amortization expense	92	92	0%
Other expense	2,076	1,792	16%

Total other operating expense	7,605	6,545	16%
Income before income taxes	4,598	4,396	5%
Provision for income taxes	1,756	1,699	3%
Net income	$2,842	$2,697	5%

Basic EPS	$0.48	$0.44	9%
Diluted EPS	$0.47	$0.43	9%
Average basic shares	5,925,212	6,086,677	-3%
Average diluted shares	6,111,146	6,259,297	-2%

Income Statement
(Dollars in thousands, except per share data)
			Nine Months Ended September 30:

			2005	2004	% Change

Interest Income:			(unaudited)	(unaudited)	(unaudited)
	Interest and fees on loans		$40,590	$33,355	22%
	Interest on portfolio investments		1,673	1,899	-12%
	Interest on overnight investments		174	99	76%

		Total interest income	42,437	35,353	20%
Interest Expense:
	Interest expense on deposits		9,501	4,561	108%
	Interest expense on borrowings		641	422	52%

		Total interest expense	10,142	4,983	104%

		Net interest income	32,295	30,370	6%
Provision for loan losses			528	1,001	-47%

		Net interest income after provision for loan losses	31,767	29,369	8%
Other Operating Income:
	Service charges on deposit accounts		1,327	1,313	1%
	Earnings from mortgage affiliate		337	181	86%
	Purchased receivable income		654	143	357%
	Other income		1,089	1,039	5%

		Total other operating income	3,407	2,676	27%
Other Operating Expense:
	Salaries and other personnel expense		13,273	11,664	14%
	Occupancy, net		1,757	1,564	12%
	Equipment expense		1,025	1,016	1%
	Intangible asset amortization expense		276	276	0%
	Other expense		5,776	5,165	12%

		Total other operating expense	22,107	19,685	12%
		Income before income taxes	13,067	12,360	6%
Provision for income taxes			4,989	4,528	10%

		Net income	$8,078	$7,832	3%

		Basic EPS	$1.34	$1.29	4%
		Diluted EPS	$1.30	$1.25	4%
		Average basic shares	6,039,990	6,075,439	-1%
		Average diluted shares	6,227,120	6,269,060	-1%

Other Data
(Dollars in thousands, except per share data)
September 30,		December 31,	September 30,
	2005	2004	2004

(unaudited)		(unaudited)	(unaudited)
Asset Quality:
Non accrual loans	$5,407	$5,876	$6,879
Loans 90 days past due	446	290	1,046
Restructured loans	—	424	443

Total non-performing loans	5,853	6,590	8,368
Other real estate owned	—	—	—
Total non-performing assets	$5,853	$6,590	$8,368

Non-performing loans / portfolio loans	0.82%	0.97%	1.30%
Non-performing assets / assets	0.69%	0.82%	1.06%
Allowance for loan losses / portfolio loans	1.58%	1.59%	1.66%
Allowance / non-performing loans	192.17%	163.34%	127.77%
Loan charge-offs, net for the quarter	$62	$529	$(256)
Loan charge-offs, net year-to-date	$44	$1,024	$495
Net loan charge-offs / average loans, annualized	0.01%	0.16%	0.11%
Other Data (At quarter end):
Book value per share	$14.21	$13.69	$13.33
Tangible book value per share	$13.12	$12.60	$12.23
Tier 1 / Risk Adjusted Assets	10.91%	11.62%	11.73%
Total Capital / Risk Adjusted Assets	12.16%	12.87%	12.98%
Tier 1 /Average Assets	10.12%	10.72%	10.77%
Shares outstanding	5,840,265	6,089,120	6,087,470
Unrealized gain (loss) on AFS securities,
net of income taxes	$(408)	$4	$207
Other Data (For the quarter):
Net interest margin (tax equivalent)	5.68%	5.87%	5.70%
Efficiency ratio*	59.48%	56.24%	58.22%
Return on average assets	1.33%	1.43%	1.39%
Return on average equity	13.31%	13.79%	13.44%
Other Data (Year-to-date):
Net interest margin (tax equivalent)	5.68%	5.88%	5.88%
Efficiency ratio*	61.15%	58.07%	58.73%
Return on average assets	1.31%	1.41%	1.40%
Return on average equity	12.69%	13.50%	13.39%
*excludes intangible asset amortization expense